Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 for the 2002 Stock Plan and various stand-alone employee, director and consultant stock option grants (File No. 333-138852), the 2003 Nonqualified Stock Option and Stock Plan (File No. 333-104039), and the 2006 Omnibus Equity Compensation Plan and various stand-alone employee, director and consultant stock option grants (File No. 333-134951) of Signalife, Inc. (formerly “Recom Managed Systems, Inc.”), of our report dated March 27, 2007 related to the financial statements of Signalife, Inc. as of December 31, 2006 and for the years ended December 31, 2006 and 2005, appearing in the Signalife, Inc. 2006 Annual Report on Form 10-KSB.

/s/ Elliott Davis LLC

Greenville, South Carolina

March 30, 2007